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Exhibit 99.4

SHARE TRANSFER DEED

entered into by and between

Shareholder:
Date of birth/
Registration number:
Address:

("Assignor"),

and

Nabriva Therapeutics plc
Company registration number: 599588
56 Fitzwilliam Square
Dublin 2
Ireland

("Assignee"),

(Assignor and Assignee together the "Parties").

RECITALS

(1)
Nabriva Therapeutics AG is a stock corporation existing under Austrian law with its business address at Leberstraße 20, 1110 Vienna, Austria, registered with the Austrian companies register under FN 269261 y ("Nabriva").

(2)
With Exchange Offer dated [*] 2017 ("Exchange Offer") Assignee offered to the existing shareholders of Nabriva shares in Assignee in exchange for the equivalent of shares in Nabriva.

(3)
Assignor owns                          common shares of Nabriva ("Shares"), each with a calculated notional amount of EUR 1.00 of the registered share capital of Nabriva.

        Now, therefore, the Parties agree as follows:

1.
Tender into the Exchange Offer

Assignor herewith tenders into the Exchange Offer with respect to the Shares and all terms and conditions provided therein.

2.
Purchase and Assignment

2.1
Assignor hereby transfers and assigns the Shares including all rights and obligations connected therewith to Assignee and Assignee herewith assumes and accepts such assignment of the Shares.

2.2
Assignor hereby hands over the physical share certificate representing the Shares or will arrange for it to be handed over to or held on behalf of Assignee and Assignee herewith receives such physical share certificate or agrees that such physical share certificate will be handed over to or held on behalf of Assignee.

2.3
The transfer of the Shares to Assignee is concluded at the time set forth in the Exchange Offer simultaneously with the issue of shares in Assignee to Assignor.

3.
Governing Law

  This share transfer deed is governed by Austrian law.

4.
Counterparts

  This share transfer deed is made in two original counterparts, of which each of the Parties shall receive one counterpart.

Place, date
Shareholder
Nabriva Therapeutics plc

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  Exhibit 99.4
SHARE TRANSFER DEED